PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

MERIT ADVISORS INVESTMENT TRUST II

WHEREAS, the Merit Advisors Investment Trust II, a statutory business trust organized and existing under the laws of the state of Delaware  (the "Trust"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest (the "Shares"), in separate series representing the interests in separate funds of securities and other assets; and

WHEREAS, the Trust offers a series of such Shares representing interests in the Merit Tactical Treasury Fund II (the "Fund") of the Trust; and

WHEREAS, the Trust desires to adopt a Plan of Distribution ("Plan") pursuant to Rule 12b-1 under the 1940 Act with respect to the Fund; and

WHEREAS, the trustees of the Trust ("Trustees") as a whole, including the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the "Non-Interested Trustees"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable  likelihood that this Plan will benefit the Fund and its  shareholders,  have  approved this Plan by votes cast at a meeting held in person and called for the purpose of voting hereon and on any agreements related hereto; and

NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 12b-1 under the 1940 Act, with respect to the Fund, on the following terms and conditions:

         1. Distribution and Servicing Activities. Subject to the supervision of the Trustees of the Trust, the Trust may, directly or indirectly, engage in any activities primarily intended to result in the sale of Shares of the Fund, which activities may include, but are not limited to, the following:  (a) payments to the Trust's distributor ("Distributor") and to securities dealers and others in respect of the sale of Shares of the Fund; (b) payment of compensation to and expenses of personnel (including personnel of organizations with which the Trust has  entered  into  agreements  related  to this Plan) who engage in or support distribution of Shares of the Fund or who render  shareholder  support  services not otherwise provided by the Trust's transfer agent, administrator, or custodian,  including but not limited to, answering inquiries regarding the Trust, processing shareholder transactions, providing personal services and/or the maintenance of shareholder accounts, providing other shareholder liaison services, responding to  shareholder inquiries,  providing  information  on shareholder  investments  in the Shares of the Fund, and providing  such other shareholder  services as the Trust may reasonably  request;  (c) formulation and implementation  of marketing  and  promotional  activities,  including,  but not limited to, direct mail promotions and television,  radio,  newspaper,  magazine and other mass media advertising; (d) preparation,  printing and distribution of sales literature; (e) preparation, printing and distribution of prospectuses and statements of additional information and reports of the Trust for  recipients other than existing  shareholders of the Trust; (f) holding  seminars and sales meetings  designed  to  promote the distribution of Shares; (g) obtaining information and providing explanations to wholesale and retail  distributors of contracts regarding Fund  investment  objectives  and  policies  and  other information about the Fund,  including the performance of the Fund;

(h) training sales  personnel  regarding  the  Shares of the  Fund;  and (i)  obtaining  such information,  analyses and reports with  respect to  marketing  and  promotional activities as the Trust may,  from time to time,  deem  advisable.  The Trust is authorized to engage in the activities listed above, and in any other activities primarily intended to result in the sale of Shares of the Fund, either directly or through other persons with which the Trust has entered into agreements related to this Plan.

         2.  Maximum Expenditures.  The expenditures to be made by the Fund pursuant to this Plan and the basis upon which payment of such expenditures will be made shall be determined by the Trustees of the Trust, but in no event may such expenditures exceed an amount calculated at the rate of 0.25% per annum of the average daily net asset value of the Fund for each year or portion thereof included in the period for which the computation is being made, elapsed since the inception of this Plan to the date of such expenditures. Notwithstanding the foregoing, in no event may such expenditures paid by the Fund as service fees exceed an amount calculated at the rate of 0.25% of the average annual net assets of the Fund, nor may such expenditures paid as service fees to any person who sells the Shares of the Fund exceed an amount calculated at the rate of 0.25% of the average annual net asset value of such Shares.  Such payments for distribution and shareholder servicing activities may be made directly by the Trust or to other persons with which the Trust has entered into agreements related to this Plan.

         3. Term and Termination.  (a) This Plan shall become effective for the Fund on the date that the Fund commences operations. Unless terminated as herein provided, this Plan shall continue in effect for one year from the effective date of the Plan for the Fund and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both (i) the  Trustees of the Trust and (ii) the  Non-Interested  Trustees,  cast at a meeting called for the purpose of voting on such approval.

         (b) This Plan may be terminated at any time with respect to the Fund by a vote of a majority of the Non-Interested Trustees or by a vote of a majority of the outstanding voting securities of the Fund as defined in the 1940 Act.

         4. Amendments.  This Plan may not be amended to increase materially the maximum expenditures permitted by Section 2 hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities of the Fund as defined in the 1940 Act with respect to which a material increase in the amount of expenditures is proposed, and no material amendment to this Plan shall be made unless approved in the manner provided for annual renewal of this Plan in Section 3(a) hereof.

         5. Selection and Nomination of Trustees.  While this Plan is in effect, the selection and nomination of the Non-Interested Trustees of the Trust shall be committed to the discretion of such Non-Interested Trustees.

         6.  Quarterly Reports.  The Trust's Distributor or Treasurer shall provide to the Trustees of the Trust and the Trustees shall review quarterly a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

         7. Recordkeeping.  The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan.  Any such related agreement or such reports for the first two years will be maintained in an easily accessible place.

         8.  Limitation of Liability.  Any obligations of the Trust hereunder shall not be binding upon any of the Trustees, officers or shareholders of the Trust personally, but shall bind only the assets and property of the Trust. The execution of this Plan has been authorized by the Trustees, acting as such and not individually, and such authorization by such Trustees shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in the Trust's Declaration of Trust.

This Plan is effective June __, 2005, being the date the Fund commenced operations.